Exhibit d.13.g

TRANSFER AND ASSUMPTION AGREEMENT

This Transfer and Assumption Agreement (the “Agreement”) is made as of July 1, 2022 (the “Closing Date”) by and between Seix Investment Advisors LLC (“Seix”, to be known as Virtus Fixed Income Advisers, LLC) and Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”), on behalf of Virtus Newfleet Core Plus Bond Fund, Virtus Newfleet High Yield Fund, Virtus Newfleet Low Duration Core Plus Bond Fund, Virtus Newfleet Multi-Sector Intermediate Bond Fund, Virtus Newfleet Multi-Sector Short Term Bond Fund, Virtus Newfleet Senior Floating Rate Fund and Virtus Newfleet Tax-Exempt Bond Fund (each a “Fund” and collectively, the “Funds”), each a series of Virtus Opportunities Trust, a Delaware statutory trust (the “Trust” and collectively with the Adviser, the “Transferor”)

WITNESSETH THAT:

WHEREAS, the Adviser, Seix and Newfleet Asset Management, LLC (“Newfleet”) are each investment advisers registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940 (the “Advisers Act”);

WHEREAS, the Adviser and the Trust are parties to an Investment Advisory Agreement dated as of November 20, 2002, as amended (the “Advisory Agreement”), with respect to the Funds pursuant to which the Adviser may enter into subadvisory agreements with registered investment advisers to act as subadvisers to the Funds;

WHEREAS, pursuant to the Advisory Agreement, the Adviser has entered into subadvisory agreements with Newfleet (f/k/a Seneca Capital Management LLC and SCM Advisors LLC) dated as of July 1, 1998, as amended, on behalf of Virtus Newfleet Core Plus Bond Fund (f/k/a Virtus Bond Fund), Virtus Newfleet High Yield Fund (f/k/a Virtus High Yield Fund), Virtus Newfleet Senior Floating Rate Fund (f/k/a Virtus Senior Floating Rate Fund), Virtus Newfleet Multi-Sector Intermediate Bond Fund (f/k/a Virtus Multi-Sector Fixed Income Fund), and Virtus Newfleet Multi-Sector Short Term Bond Fund (f/k/a Virtus Multi-Sector Short Term Bond Fund), and May 18, 2012, as amended, on behalf of Virtus Newfleet Low Duration Core Plus Bond Fund (f/k/a Virtus Low Duration Income Fund) and Virtus Newfleet Tax-Exempt Bond Fund (f/k/a Virtus Tax-Exempt Bond Fund and to be known as Virtus Seix Tax-Exempt Bond Fund) (each a “Subadvisory Agreement” and collectively, the “Subadvisory Agreements”), pursuant to which Newfleet serves as subadviser to the Funds, and which applicable Subadvisory Agreement provides in substance for its automatic termination in the event of its assignment, in accordance with the requirements of Section 15(a)(4) of the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Seix and Newfleet are both wholly owned subsidiaries of Virtus Investment Partners, Inc. (“Virtus”) and are, therefore, under common control of Virtus;

WHEREAS, Newfleet will be merged into Seix on the Closing Date (the “Merger”) and, coincident with the Merger, Seix will change its name to “Virtus Fixed Income Advisers, LLC” (“VFIA” or the “Transferee”), with VFIA as the surviving entity;

WHEREAS, following the Merger, VFIA will remain a wholly owned subsidiary of Virtus, and therefore under the control of Virtus;

WHEREAS, the Merger will not result in a change of actual control or management of Newfleet and, therefore, under Rule 2a-6 of the 1940 Act, is not an assignment that would cause a termination of the Subadvisory Agreements in accordance with its terms; and

WHEREAS, at a meeting held on May 24, 2022, the Board of Trustees of the Trust (the “Board”), including a majority of Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Trust or any investment adviser to the Trust, has authorized any officer of the Funds to execute and deliver such documentation as is appropriate to accomplish the transfer and assumption of the Subadvisory Agreements.

NOW, THEREFORE, the parties hereto, intending to be legally bound, and for the consideration set forth herein, the sufficiency of which is hereby acknowledged, agree as follows:

1. AMENDMENT OF THE SUBADVISORY AGREEMENTS. The name of the subadviser in the Subadvisory Agreements is hereby changed from “Newfleet Asset Management, LLC” to “Virtus Fixed Income Advisers, LLC.”

2. ASSUMPTION BY VFIA. Seix, intending to be legally bound, hereby agrees as of the Closing Date when it is VFIA, to assume all of the duties and obligations of Newfleet with respect to the provision of investment management services to the Funds under the respective Subadvisory Agreement and accepts the responsibilities and agrees to perform all such services required in connection with the management of the Funds.

3. REPRESENTATIONS OF VFIA. Seix hereby represents and warrants as of the Closing Date when it is VFIA: (i) it is registered as an investment adviser with the SEC under the Advisers Act, and its registration is currently in full force and effect; (ii) it is capable and is legally empowered to assume the duties and obligations under the respective Subadvisory Agreement and to act as subadviser to the Funds; (iii) all action required of VFIA to assume the duties and obligations under the Subadvisory Agreements has been taken; (iv) this Agreement creates a valid and binding agreement enforceable against VFIA in accordance with its terms; and (v) each Subadvisory Agreement creates a valid and binding agreement enforceable against VFIA in accordance with its terms.

4. GOVERNING LAW. This Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware.

5. FURTHER ASSURANCES. Transferor and Transferee each agree to execute and deliver such further instruments, agreements and assurances as may be reasonably requested by the others to evidence and provide for the transfer by Transferor and the assumption by Transferee of the rights and obligations under the Subadviser Agreements.

6. COUNTERPARTS. This Agreement may be executed in counterparts, which may be executed and/or exchanged electronically, each of which, when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Transfer and Assumption Agreement to be executed by their duly authorized officers or other representatives.

SEIX INVESTMENT ADVISORS LLC (TO BE KNOWN AS VIRTUS FIXED INCOME ADVISERS, LLC)

By:	/s/ David G. Hanley
Name:	David G. Hanley
Title:	Senior Vice President and Treasurer

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Richard W. Smirl
Name:	Richard W. Smirl
Title:	Executive Vice President

Approved by:

VIRTUS OPPORTUNITIES TRUST

On behalf of its series, Virtus Newfleet Core Plus Bond Fund, Virtus Newfleet High Yield Fund, Virtus Newfleet Low Duration Core Plus Bond Fund, Virtus Newfleet Multi-Sector Intermediate Bond Fund, Virtus Newfleet Multi-Sector Short Term Bond Fund, Virtus Newfleet Senior Floating Rate Fund and Virtus Newfleet Tax-Exempt Bond Fund (to be known as Virtus Seix Tax-Exempt Bond Fund)

By:	/s/ W. Patrick Bradley
Name:	W. Patrick Bradley
Title:	Executive Vice President, Chief Financial Officer & Treasurer